Exhibit 99.4

PROJECT PHOENIX EMPLOYEE Q&As
1.	Why is SYKES acquiring ICT Group?
a.	SYKES’ Executive Team believes that the merger with ICT Group is an exciting opportunity, offering vast global resources, deeper vertical expertise and similar service values. This combination will further expand opportunities for SYKES’ clients, employees, and shareholders.
2.	What will the impact be on current SYKES employees?
a.	This is a merger of growth and opportunity. It is important that we remain focused on operational excellence and continue to be the premier service provider to our clients. Since we just announced the merger of SYKES and ICT Group, there are still many details to be reviewed and sorted out. We will use the time of the transaction period to work through these details, and will provide additional information after the closing of the deal. We realize the greatest asset of the combined company will be our people; therefore, our goal is to treat everyone with respect and fairness and communicate updates as soon and as often as we can.
3.	What will happen to SYKES’ clients? ICT Group’s clients?
a.	We will continue to provide to our clients the quality service upon which they have come to rely. Our combined company will offer more for our clients including an enhanced and expanded global footprint, deepened vertical expertise and expanded service portfolio, while maintaining SYKES’ financial strength.
4.	What happens during the transaction period between now and December? How does this process work?
a.	We will use the time of the transaction period to work through many details. We will be able to provide updates after the closing of the deal, and will communicate status of the deal and integration as soon and as often as we can.
5.	What are the benefits of the merger?
a.	The combination of the two companies will enhance and expand SYKES’ global footprint, deepen SYKES’ vertical expertise and expand its service portfolio while maintaining its financial strength. All in all, SYKES’ competitive position will grow stronger with this merger, and a competitive company, in turn, is able to offer unique opportunities to its employees for growth and career development.